                                                                     EXHIBIT 2.3


                            STOCK PURCHASE AGREEMENT


       THIS STOCK PURCHASE AGREEMENT is dated as of this 22nd day of August, 1996 by and among FOJTASEK COMPANIES, INC., a Delaware corporation (the "Buyer"), and HOWARD S. SAFFAN, an individual residing at 85 Beachside Avenue, Westport, Connecticut 06880 ("Saffan"), LESLIE GOLDBLOOM, an individual residing at 660 Silver Spring Road, Fairfield, Connecticut 06430 ("Goldbloom") and KEVIN SCHUMACHER, an individual residing at 5 Flint Meadow Lane, Shrewsbury, Massachusetts 01545 ("Schumacher") (Saffan and Goldbloom together, the "Parent Stockholders"; and together with Schumacher, collectively, the "Sellers", and singly, a "Seller").

       WHEREAS, the Parent Stockholders are the owners of all of the issued and outstanding shares of common stock, $25.00 par value per share (the "VBS Stock") of Vinyl Building Specialties of Connecticut, Inc., a Connecticut corporation ("VBS");

       WHEREAS, the Parent Stockholders intend to exchange certain shares of VBS Stock (the "VBS Exchanged Shares") for shares of capital stock of Atrium Corporation, a Delaware corporation ("Atrium"), pursuant to a Stock Exchange Agreement dated of even date herewith by and among the Sellers, Atrium, FCI Holding Corp. and the shareholders of FCI Holding Corp. (the "Exchange Agreement"), and to sell their remaining shares of VBS Stock (the "VBS Purchased Shares") to the Buyer hereunder;

       WHEREAS, Schumacher is the owner of 200 of the issued and outstanding shares of common stock, no par value (the "BNE Stock") of Bishop Manufacturing Company of New England, Inc., a Connecticut corporation ("BNE");

       WHEREAS, Schumacher intends to exchange certain shares of BNE Stock (the "BNE Exchanged Shares") for shares of capital stock of Atrium pursuant to the Exchange Agreement, and to sell his remaining shares of BNE Stock (the "BNE Purchased Shares") to the Buyer hereunder;

       WHEREAS, the Parent Stockholders are the owners of all of the issued and outstanding shares of the common stock, no par value (the "BNY Stock") of Bishop Manufacturing Co. of New York, Inc., a Connecticut corporation ("BNY"; together with BNE, VBS and Bishop Manufacturing Co., Inc. a Connecticut corporation ("BMC"), collectively, the "Companies," and singly, a "Company");

       WHEREAS, the Parent Stockholders intend to sell their shares of BNY Stock (together with the VBS Purchased Shares and the BNE Purchased Shares, being referred to herein as "Stock") to the Buyer hereunder; and
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                                     -2-



       WHEREAS, the Buyer desires to purchase the Stock from the Sellers, upon the terms and subject to the conditions contained in this Agreement.

       NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

       1.  PURCHASE AND SALE OF STOCK.

       1.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, each of the Sellers agrees to sell to the Buyer, and the Buyer agrees to purchase from such Seller, at the Closing referred to in
Section 2 of this Agreement, all of the outstanding shares of Stock owned by such Seller as set forth opposite such Seller's name on Schedule 1 hereto, in exchange for the payment of the aggregate Purchase Price as described below.

       1.2. Delivery of Purchase Price. At the Closing (as defined in Section 2.1), the Buyer shall pay to the Sellers, as the initial aggregate purchase price for the Stock (the "Initial Purchase Price"), the sum of (a) $10,000,000 less (b) the sum of (i) the aggregate Pay-off Amounts (as defined in Section 2.2(c)) with respect to the Discharged Indebtedness (as defined in Section 12) of the Companies, plus (ii) all payments of principal, interest and other amounts made with respect to Indebtedness of the Companies (other than Assumed Indebtedness) between July 1, 1996 and the Closing, plus (c) the amount of the Net Working Capital Adjustment, as defined in Section 3(b) below. In addition, subject to the conditions set forth in Sections 1.3 - 1.5 below, the Sellers will be entitled to receive as additional purchase price for the Stock (the "Deferred Purchase Price") the amounts payable pursuant to Sections 1.3 - 1.5 below, as applicable. The sum of the Initial Purchase Price and the Deferred Purchase Price is referred to herein as the "Purchase Price." The portion of the Purchase Price payable to each Seller shall be based on the percentage allocations to each Seller as set forth opposite such Seller's name on Schedule 1 (such Seller's "Pro Rata Share ").

       1.3.  Deferred Purchase Price.

              (a) In addition to the Initial Purchase Price, the Sellers shall be entitled to receive, as Deferred Purchase Price for the Stock, the following payments (each referred to herein as a "Deferred Payment"): (i) $500,000 if Consolidated EBIT (as defined in Section 12) of the Companies for the period between July 1, 1996 and December 31, 1996 is at least $1,500,000 and (ii) $500,000 if Consolidated EBIT of the Companies for the fiscal year ending December 31, 1997 is at least $2,500,000. The Deferred Payments shall be calculated on the basis of the Buyer's calculations (in conformity with generally accepted accounting principles and consistent with the principles used in the preparation of the Year-End Balance Sheet, as defined in Section
4.8 below) of Consolidated EBIT of the Companies for the relevant fiscal year (such calculations, the "Buyer's Proposed Calculations"), which shall be notified to the Seller Representative (as defined in Section 15.16)
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                                      -3-


within thirty (30) days after the completion of the Buyer's audited financial statements for such fiscal year. If earned, each Seller's Pro Rata Share of the Deferred Payments shall be paid to such Seller no later than April 15, 1997 or April 15, 1998, respectively (each such date, a "Deferred Payment Date"), in each case subject to paragraphs (b) and (c) below).

              (b) The Seller Representative and Arthur Andersen, L.L.P. (the "Companies' Accountants") shall be given reasonable opportunity, at the Sellers' expense, to review and inspect the books and records of the Companies in order to verify the Consolidated EBIT of the Companies for the fiscal years ending December 31, 1996 and December 31, 1997. The Seller Representative and the Companies' Accountants shall complete such review and inspection within forty-five (45) days after the Sellers' receipt of the Buyer's audited financial statements for the relevant fiscal year. If the Seller Representative and the Companies' Accountants, after such review, disagree with the Buyer's Proposed Calculations, then the Companies' Accountants shall, within fifteen (15) days after the rejection of the Buyer's Proposed Calculations, notify the Buyer of their proposed alternative calculations (the "Sellers' Proposed Calculations"). If the Buyer does not accept the Sellers' Proposed Calculations, then the Sellers and the Buyer shall select another nationally recognized independent accounting firm (the "Independent Accountants"), other than the Companies' Accountants and the Buyer's independent accountants, to resolve the disputed items (the "Disputed Items") by conducting its own review and inspection of the books and records of the Companies for the relevant fiscal year, and, within thirty (30) days of its appointment, selecting either the Buyer's or the Sellers' Proposed Calculations of the Disputed Items, or an amount in between the two. The Buyer and each of the Sellers agrees that it shall be bound by the Independent Accountants' determination of the Disputed Items. The fees and expenses of the Independent Accountants shall be paid jointly by the Buyer and the Sellers, provided that if either the Buyer's or the Sellers' Proposed Calculations of Consolidated EBIT for any period either exceeds or is less than the amount thereof for such period as calculated by the Independent Accountants (the "Final Consolidated EBIT") by an amount which exceeds five percent (5%) of Final Consolidated EBIT, then the party whose Proposed Calculations most widely diverged from Final Consolidated EBIT shall, in addition to paying the fees and expenses of its own accountants, pay all of the fees and expenses of the Independent Accountants and all fees and expenses of the other party's accountants incurred in connection with any review or inspection of, or dispute with respect to, the Buyer's audited financial statements.

              (c) If, upon determination pursuant to Section 1.3(b) of Consolidated EBIT for any fiscal year, it is determined that a Deferred Payment is due and owing to the Sellers, then any such payment shall be made by the Buyer to the Sellers, in accordance with Section 1.3(a) above, in cash or same day funds within five (5) business days after such determination. Any such amount which is not paid when due shall accrue interest from and after the Deferred Payment Date upon which such amount would, but for the application of
Section 1.3(b) above, have been due and payable, at a rate equal to the rate announced by The First National Bank of Boston from time to time
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                                      -4-


as its "Base Rate" plus two per cent (2%) per annum, until payment in full of such amount, such interest to be payable by the Buyer upon the demand of the Seller Representative.

       1.4. Reimbursement for Tax Receivable. If the Companies receive any benefit directly attributable to the amount identified on the June Balance Sheet (as defined in Section 3(a)) as the "Income tax receivable" (the "Tax Receivable"), then (a) if such benefit is received at any time between the date hereof and the Closing Date, the amount of such benefit shall be paid to the Sellers together with the Initial Purchase Price in accordance with Section 1.2 above, and (b) if such benefit is received at any time on or after the Closing Date then the Buyer shall pay to the Sellers their Pro Rata Share of the amount of such benefit within ten (10) days after the receipt thereof by the Companies. For the avoidance of doubt, benefits directly attributable to the Tax Receivable shall include the use by the Companies of any portion thereof to offset any current tax liability (including, without limitation, the payment for or reduction of quarterly estimated income tax payments), and the receipt by the Companies of any amount in respect thereof by way of payment, repayment or refund from the Internal Revenue Service or any state or local government taxing authority. On or before December 31, 1996, the Buyer shall ensure either that the Tax Receivable is applied to offset the Companies' current tax liabilities or that all available claims for payment or repayment of the Tax Receivable have been duly made or filed, and any amounts received by the Buyer as a result thereof shall be paid to the Sellers within ten (10) days after the receipt of such amounts by the Companies.

       1.5. Interest. In the event that the Closing shall not have occurred on or before September 30, 1996 solely as a result of a failure to fulfill the conditions precedent to the effectiveness of this Agreement referred to in Sections 7.15 and 8.7 hereof, then, without in any way limiting the parties' respective rights and obligations under Sections 7, 8, 14 and 15.13 hereof, the Buyer agrees to pay to the Sellers at the Closing, together with the Initial Purchase Price and in accordance with Section 1.2 above, interest on the first $10,000,000 of the Initial Purchase Price at a rate per annum equal to 5.5%, such interest to accrue from day to day commencing on October 1, 1996 until and including the Closing Date. The Buyer's obligation to pay interest pursuant to this Section 1.5 shall terminate and be of no further force and effect immediately upon any termination of this Agreement in accordance with the terms hereof.

       2.  CLOSING.

       2.1. Time and Place. The closing of the sale and purchase of the Stock (the "Closing") shall be held at the offices of Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts, at 10:00 a.m. on September 24, 1996, or at such other time or place as the Buyer and the Sellers may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".
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                                      -5-



       2.2. Transactions at Closing. At the Closing, in addition to any other instruments or documents referred to herein:

              (a) The Sellers shall deliver to the Buyer, free and clear of any lien, claim or encumbrance, certificates representing all of the Stock, duly endorsed in blank or with duly executed stock powers attached.

              (b) The Buyer shall deliver the Initial Purchase Price to the Sellers in the respective amounts set forth on Schedule 1 by certified or bank check or by wire transfer.

              (c) The Sellers shall deliver to the Buyer pay-off letters stating the amounts payable on the Closing Date to discharge all of the Discharged Indebtedness of the Companies (each such amount, a "Pay-off Amount"), and containing agreements satisfactory to the Buyer on the part of the relevant lender or creditor to discharge any lien on any property of any of the Companies upon such lender's or creditor's receipt of the Pay-Off Amount specified in the applicable pay-off letter.

              (d) The Buyer and each of Saffan and Schumacher shall execute and deliver Employment and Non-Competition Agreements substantially in the form of Exhibits A-1 and A-2 attached hereto, respectively (the "Employment Agreements").

              (e) The Sellers shall deliver the Sellers' Closing Certificate referred to in Section 7.13.

              (f) The "Exchange", as defined in the Exchange Agreement, shall be completed by delivery of such certificates representing the stock of Atrium as may be required to be exchanged pursuant to the terms thereof for the VBS Exchanged Shares, the BNE Exchanged Shares and the FCI Stock, each as defined in the Exchange Agreement.

              (g) The Sellers, Atrium, the Buyer and the Escrow Agent (as defined therein) shall execute and deliver a Buy-Sell Agreement substantially in the form of Exhibit B attached hereto (the "Buy-Sell Agreement"), pursuant to which (among other things) the shares of stock of Atrium to be exchanged for the VBS Exchanged Shares and the BNE Exchanged Shares (sometimes referred to herein as the "Escrowed Shares) shall be held by the Escrow Agent subject to certain rights of the Sellers to tender such shares in payment of certain indemnity claims under Section 13 hereof, and certain rights of the Buyer to require the tender of such shares in payment of such claims.

       3.     NET WORKING CAPITAL ADJUSTMENT TO PURCHASE PRICE.

              (a) (i) Attached hereto as Schedule 3(a)(i) is an audited consolidated balance sheet of the Companies (the "June Balance Sheet") as of the close of business on June 30, 1996 (the "Calculation Date"), together with the related statements of income, retained earnings and cash flow for the nine
(9) month period ended on the Calculation Date (together with the June Balance Sheet, the "June Financial Statements"), in each case audited by the Companies' Accountants and prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Year-End Balance Sheet (as defined in Section 4.8). Attached hereto as Schedule 3(a)(ii) is a calculation prepared and certified by the Companies' Accountants showing the amount of Net Working Capital (as defined in Section 12) of the Companies as of the Calculation Date to be $5,291,823.00 (the "Calculation Date Net Working Capital").

              (b) Because the Calculation Date Net Working Capital is greater than $2,500,000, the Initial Purchase Price payable at the Closing shall be increased by $2,791,823.00, being the amount equal to the amount of such excess (the "Net Working Capital Adjustment").

       4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers jointly and severally (except with respect to the representations and warranties of each of the Sellers contained in Sections 4.2 and 4.5 hereof, which are made severally by each of the Sellers on its own behalf and not jointly) represents and warrants to the Buyer as follows:

       4.1. Organization of the Companies; Authority. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. Each of the Companies is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. The Sellers have delivered to the Buyer complete and correct copies of the Certificates of Incorporation and By-Laws of each of the Companies, and all amendments thereto. Each of the Companies has all requisite power and authority to own or lease and operate its properties and to carry on its business as such business is now conducted.

       4.2.  Rights to Sell Outstanding Shares; Approvals; Binding Effect.
Each Seller has all requisite power and full legal right to enter into this Agreement and each of the other Transaction Documents, if any, to which it is a party, to perform all of such Seller's agreements and obligations hereunder and thereunder, each in accordance with their respective terms, and to sell to the Buyer all of the outstanding shares of Stock owned by such Seller. Each of this Agreement and the other Transaction Documents, if any, to which such Seller is a party has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.
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                                      -7-



       4.3. Subsidiaries. BNY and BNE do not have any Subsidiaries (as defined in Section 12). BNE is the sole Subsidiary of BMC, and BMC is the sole Subsidiary of VBS. The Companies do not own or hold of record and/or beneficially any shares of any class in the capital of any other corporation. The Companies do not own any legal and/or beneficial interests in any limited liability companies, partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

       4.4.  Capitalization.

              (a) The authorized capital of BNY consists of 5,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding, all of which are owned of record and beneficially by the Parent Stockholders as set forth in Schedule 4.4(a).

              (b) The authorized capital of VBS consists of 100 shares of common stock, par value $25.00 per share, of which 100 shares are issued and outstanding, all of which were owned of record and beneficially as set forth in
Schedule 4.4(a) immediately prior to completion of the "Exchange" under and as defined in the Exchange Agreement (the "Exchange"), and all of which will be owned of record and beneficially as set forth in Schedule 4.4(b) immediately following completion of the Exchange.

              (c) The authorized capital of BMC consists of 150 shares of common stock, no par value, of which 150 shares are issued and outstanding, all of which are owned of record and beneficially by VBS.

              (d) The authorized capital of BNE consists of 5,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding, all of which were owned of record and beneficially as set forth in Schedule 4.4(a) immediately prior to completion of the Exchange, and all of which will be owned of record and beneficially as set forth in Schedule 4.4(b) immediately following completion of the Exchange.

              (e) All of the capital stock of the Companies is validly issued and outstanding, fully paid and non-assessable. There are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any capital stock or other securities of any of the Companies.

       4.5. Title to Stock, Liens, etc. The Sellers have, and as of the consummation of the Closing the Buyer will have, sole record and beneficial ownership of all of the Stock, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

       4.6. Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents, if any, to which each such Seller is a party and the consummation by the Sellers of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of any of the Companies, each as amended to date; or (b) constitute a material violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any encumbrance upon any property of any of the Companies pursuant to (i) any agreement or instrument to which any of the Companies is a party or by which any of their properties is bound, or (ii) to the knowledge of the Sellers, any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

       4.7. Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 4.7, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Sellers of this Agreement, or the other Transaction Documents, if any, to which such Seller is a party or for the consummation by the Sellers of the transactions contemplated hereby or thereby. Each of the Companies has and maintains, and the permits listed on Schedule 4.7 hereto include, to the knowledge of the Sellers, all material licenses, permits and other authorizations from all governmental authorities (collectively, the "Permits") as are necessary for the conduct of the Companies' business as currently operated. Except as expressly designated on Schedule 4.7, all of the Permits are transferable to the Buyer, and true and complete copies of such Permits have previously been delivered to the Buyer.

       4.8. Financial Statements. The Sellers have delivered the following financial statements (collectively, the "Financial Statements") to the Buyer:
(a) the audited consolidated balance sheets of the Companies as of September 30, 1994 and September 30, 1995 (such balance sheet as of September 30, 1995 being referred to herein as the "Year-End Balance Sheet"), and the related consolidated statements of income, retained earnings and cash flows of the Companies for each of the fiscal years then ended, which (together with the Year-End Balance Sheet) are attached hereto as Schedule 4.8; and (b) the June Financial Statements, as defined in Section 3(a) and attached hereto as
Schedule 3(a)(i). Each of the Financial Statements are true and correct and have been prepared in accordance with generally accepted accounting principles; each of the balance sheets included in the Financial Statements fairly and accurately presents the financial condition of the Companies as of its respective date; and each of the statements of income, retained earnings and cash flows included in the Financial Statements fairly and accurately present the results of operations of the Companies for the periods covered thereby.
The calculation of Calculation Date Net Working Capital by the Companies' Accountants in the form attached hereto as Schedule 3(a)(ii) is correct.

       4.9. Absence of Certain Changes. Except as set forth on Schedule 4.9 hereto, since June 30, 1996, each of the Companies has carried on its business only in the ordinary course, and there has not been (a) any change in the assets, liabilities, sales, income or business of any of the Companies or in the relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse; (b) any acquisition or disposition by any of the Companies of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of any of the Companies; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of any capital stock of any of the Companies; (e) any issuance of any shares of the capital stock of any of the Companies or any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of any of the Companies other than pursuant to the Exchange Agreement; (f) any increase in the compensation, pension or other benefits payable or to become payable by any of the Companies to any of their officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyer has been supplied complete and correct copies); (g) any forgiveness or cancellation of any debt or claim by any of the Companies or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (h) any entry by any of the Companies into any transaction other than in the ordinary course of business;
(i) any incurrence by any of the Companies of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (j) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of any of the Companies; or (k) any discharge or satisfaction by any of the Companies of any lien or encumbrance or payment by any of the Companies of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Year-End Balance Sheet and (B) current liabilities incurred since the date of the Year-End Balance Sheet in the ordinary course of business.

       4.10. Litigation, Etc. Except as set forth on Schedule 4.10 hereto, no action, suit, proceeding or investigation is pending or, to the knowledge of any of the Sellers, threatened against any of the Companies. The Companies have and will have no liabilities or obligations in respect to any of the action, suits, proceedings and investigations referred to in Schedule 4.10 hereto which are not fully covered by the Companies' insurance policies.

       4.11. Conformity to Law. Except as set forth on Schedule 4.11 hereto and subject to the last sentence of this Section 4.11, each of the Companies has materially complied with, and is in material compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, or decrees applicable to any of the Companies or any of its properties and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which any of the Companies is a party, or by which any of the Companies or any of their properties is subject. Except as set forth in Schedule 4.11 and subject to the last sentence of this
Section 4.11, none of the Companies has received written notification of, or, to the knowledge of any of the Sellers, been under investigation with respect to, any material violation of any provision of any federal, state or local law or administrative regulation in respect of any of the Companies, their businesses or any of their properties. To the extent that any health and safety, zoning or environmental matter is covered both by the representations and warranties in this Section
4.11 and by the representations and warranties in Section 4.13 below, if such matter does not, under the terms of Section 4.13, constitute a breach of the representations and warranties made in Section 4.13, then such matter shall not constitute a breach of the representations and warranties made in this Section 4.11.

       4.12. Title to Property, Real Property Leases, etc. Except as set forth on Schedule 4.12(a) hereto, each of the Companies has good and marketable title to all of its personal properties and assets, all free and clear of all liens, pledges, charges, security interests, encumbrances or title retention agreements of any kind or nature ("Liens"). All such properties and assets and all real property owned or leased by the Companies (the "Real Property") are in good condition and repair (normal wear and tear excepted) and are adequate and sufficient to carry on the business of the Companies as presently conducted.
Schedule 4.12(b) hereto sets forth a complete and correct list of all capital assets of the Companies having a book or fair market value in excess of $10,000 and all Real Property. There are no material defects in any such capital assets or Real Property, as to title or condition, not described on Schedule 4.12(b). Neither the Sellers nor any of the Companies have received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority. Neither the Sellers nor the Companies have any knowledge of any public improvements that may result in special assessments against or otherwise affect any of the Real Property.
Schedule 4.12(c) hereto sets forth (i) a complete and correct description of all leases of Real Property to which any of the Companies is a party and (ii) a complete and accurate list of the street addresses of all real property leased by any of the Companies. Except with respect to the lease of the Real Property located at 305 Knowlton Street, Bridgeport, Connecticut, complete and correct copies of all such leases have been delivered to the Buyer. Each such lease is valid and subsisting, and no action has been taken or omitted by any of the Sellers of the Companies and, to the knowledge of the Sellers, no other event or condition exists, which constitutes, or after notice or lapse of time or both would constitute, a default under any such lease. The leasehold interests of the Companies are subject to no lien or other encumbrance, and the Companies are in quiet possession of the properties covered by such leases.

       4.13.  Health and Safety, Zoning and Environmental Matters.

              (a) Except as set forth on Schedule 4.13 hereto or in the environmental report prepared by Roux Associates, Inc. and dated July 24, 1996:

              (i) none of the Companies nor any operator of any real property presently owned or leased by any of the Companies nor, to the knowledge of the Sellers, any operator of any real property formerly owned, leased or operated by any of the Companies, is in material violation or is alleged (based on written notification received by any of the Companies or any of the Sellers) to be in material violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health and safety or the environment (hereinafter "Environmental Laws") (excluding matters arising under the Occupational Safety and Health Act of 1970, as amended ("OSHA"), or its state or local requirements);

              (ii) none of the Sellers or the Companies have received written notice from any third party, including without limitation any federal, state or local governmental authority, (A) that any of the Companies or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws ("Hazardous Substances") which any of the Companies or any predecessor in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any of the Companies or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that any of the Companies or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; and

              (iii) (A) no portion of any real property presently owned, leased or operated by any of the Companies or, to the knowledge of the Sellers, formerly owned, leased or operated by any of the Companies has been used by any of the Companies or, to the Sellers' knowledge, any other Person, for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by any of the

       Companies or operators of any real property presently owned, leased or operated by any of the Companies or, to the knowledge of the Sellers, formerly owned, leased or operated by any of the Companies, no Hazardous Substances have been generated or are being used on such properties except in material compliance with applicable Environmental Laws; (C) none of the real properties presently owned, leased or operated by any of the Companies or, to the knowledge of the Sellers, formerly owned, leased or operated by any of the Companies, contains friable asbestos, urea formaldehyde foam insulation, transformers or other equipment containing polychlorinated biphenyls, or any other Hazardous Substance, except for Hazardous Substances which are present on any such property in the ordinary course of business and in material compliance with applicable Environmental Laws; (D) none of the Companies have released and, to the knowledge of the Sellers, there have been no other releases (i.e., any past or present release, spill, leak, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by any of the Companies except in material compliance with applicable Environmental Laws; (E) to the knowledge of the Sellers, there have been no releases on, upon, from or into any real property in the vicinity of any real property presently or formerly owned, leased or operated by any of the Companies which, through soil or groundwater contamination, may have come to be located on such real property; and (F) to the knowledge of the Sellers, any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by any of the Companies have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Sellers' knowledge, operating in material compliance with such permits and applicable Environmental Laws.

              (b) no operations on any real property presently owned, leased or operated by any of the Companies generate sufficient quantities of "hazardous waste", as defined in Connecticut Gen. Statutes Section 22a-134 et seq., as revised pursuant to Public Law 95-183 (the "Connecticut Transfer Act"), to require the notification to the Connecticut state authorities of the transactions contemplated hereby pursuant to the aforesaid Connecticut Transfer Act, and no real property presently owned, leased or operated by any of the Companies is an "establishment" under and as defined in the Connecticut Transfer Act.

              (c) Attached as part of Schedule 4.13 is a list of all reports, site assessments and memoranda in any of the Companies' or Sellers' possession which contain any material information with respect to material environmental liabilities associated with any real property presently or formerly owned, leased or operated by any of the Companies and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. The

Sellers have furnished to the Buyer complete and accurate copies of all of the reports, site assessments and memoranda listed on Schedule 4.13.

              (d) None of the plants, offices or properties operated by any of the Companies, nor the activities carried on therein or thereon, are in material violation of any federal, state or local zoning, health or safety law or regulation, including without limitation OSHA.

       4.14. Insurance. Schedule 4.14 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by any of the Companies. All such policies (a) are in full force and effect, (b) are sufficient for compliance by any of the Companies with all requirements of law and all agreements to which any of the Companies is a party, (c) provide that they will remain in full force and effect through the respective dates set forth in such Schedule and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. None of the Companies is in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

       4.15. Contracts. Schedule 4.15 sets forth a complete and accurate list of all material contracts to which any of the Companies is a party or by or to which any of the Companies or any of their assets or properties is bound or subject, except (i) material contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, which will be identified to the Buyer in writing prior to the Closing, (ii) material contracts terminable by the Company party thereto upon 30 days' notice or less without the payment of any termination fee or penalty, (iii) material contracts listed in other Schedules hereto and (iv) contracts under which the liability of the Company party thereto does not exceed and shall at no time exceed $10,000, provided that the aggregate amount of the Companies' liability under such contracts not otherwise disclosed in Schedule 4.15 or the other Schedules hereto does not exceed and shall at no time exceed $25,000. As used in this
Section 4.15, the word "contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against any of the Companies, and specifically includes (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services by any of the Companies; (d) bonds or other security agreements provided by any party in connection with the business of the Companies; (e) contracts and other agreements for the sale of any of the Companies' assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Companies' assets or properties; (f) joint venture agreements relating to the assets, properties or business of any of the Companies or by or to which any of them or any of their assets or properties are bound or subject; (g) contracts or other agreements under which any of the Companies agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to Indebtedness; or (i) any other contract or other agreement whether or not made in the ordinary course of business. The Sellers have delivered to the Buyer true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Each of the contracts listed on Schedule 4.15 hereto or any of the other Schedules hereto is in full force and effect, none of the Companies is in material breach of any of the provisions of any such contract, nor, to the knowledge of any of the Sellers, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. Each of the Companies has in all material respects performed all obligations required to be performed by it to date under each such contract. No approval or consent of any person is needed in order that the contracts listed on Schedule 4.15 and other Schedules hereto continue in full force and effect following the consummation of the transactions contemplated by this Agreement, and no such contract includes any provision the effect of which may be to enlarge or accelerate any obligations of any of the Companies thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

       4.16. Employment of Officers, Employees. Schedule 4.16 sets forth the name and current annual salary and other compensation payable by any of the Companies to each exempt non-hourly employee whose current total annual compensation or estimated compensation from any of the Companies (including but not limited to wages, salary, commissions, normal ordinary type bonus, profit sharing, deferred compensation and other extra compensation) is $50,000 or more.

       4.17. Employee Benefit Plans. (a) Except for the arrangements set forth on Schedule 4.17(a), none of the Companies now maintains or contributes to, nor in the current or preceding six (6) calendar years has maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of any of the Companies. Each of the arrangements set forth on Schedule 4.17(a) is hereinafter referred to as an "Employee Benefit Plan", except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 4.17(d)(iv), (vi) and (viii) and 4.17(g) below.

       (b) The Sellers have heretofore delivered to Buyer true, correct and complete copies of each Employee Benefit Plan of any of the Companies, and with respect to each such Plan (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the six (6) preceding calendar years and (iii) the most recently received IRS determination letters and any governmental advisory opinions or rulings.

       (c) Each Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code") and applicable to such Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which has resulted or is likely to result in the revocation of such determination.

       (d)    Except as set forth on Schedule 4.17(d),

              (i) there is no pending or, to the knowledge of the Sellers, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or to the best knowledge of the Sellers and the Companies any fiduciary or service provider thereof and, to the best knowledge of the Sellers and the Companies, there is no basis for any such legal action or proceeding;

              (ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by any of the Companies or any affiliate thereof (other than insurance premiums satisfied in due course);

              (iii) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an affiliate of any of the Companies, which is subject to Title IV of ERISA;

              (iv) no Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject any of the Companies directly or indirectly to liability under
       Section 409 or 502(i) of ERISA or Section 4975 of the Code;

              (v) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan;

              (vi) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA);

              (vii) no benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after Closing); and

              (viii) none of the Companies has undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

       (e) With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that any of the Companies is required, under the terms of each such Plan, to have paid as contributions to that Plan as of the end of the most recently ended plan year of that Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, exceeded the current value of all accrued benefits under that Plan.

       (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former director, officer, consultant or employee of any of the Companies or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

       (g)    No Employee Benefit Plan is a multi-employer plan.

       (h) For purposes of this Section 4.17, "multi-employer plan", "party in interest", "current value", "accrued benefit", "reportable event" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "affiliate" means any entity which under
Section 414 of the Code is treated as a single employer with any of the Companies.

       4.18. Labor Relations. Except as set forth on Schedule 4.18, each of the Companies is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on Schedule 4.18, there is no charge pending or, to the knowledge of any of the Sellers, threatened against any of the Companies alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against any of the Companies pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of any of the Sellers, threatened against or involving any of the Companies. No one has petitioned within the last five (5) years, and no one is now petitioning, for union representation of any of the Companies' employees. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any of the Companies and no claim therefor has been asserted. None of the employees of the Companies is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any of the Companies. Except as fully described on Schedule 4.18 hereto, none of the Companies has experienced any work stoppage during the last five years.

       4.19. Potential Conflicts of Interest. Except as set forth on Schedule 4.19, no officer, director or stockholder of any of the Companies (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any of the Companies; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which any of the Companies is using or the use of which is necessary for the business of any of the Companies; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, any of the Companies, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

       4.20. Trademarks, Patents, Etc. Schedule 4.20 hereto sets forth a complete and accurate list of (a) all patents, trademarks, trade names and copyrights registered in the name of any of the Companies or used or proposed to be used by any of the Companies, all applications therefor, and all licenses (as licensee or licensor) and other agreements relating thereto, and (b) all written agreements relating to other technology, know-how and processes which any of the Companies is licensed or authorized by others to use or which any of the Companies has licensed or authorized for use by others. Except to the extent set forth in Schedule 4.20, each of the Companies owns or has the right to use without restrictions all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the ordinary course of business as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. No claims have been asserted, and no claims are pending, by any person regarding the use of any such patents, trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement, and to the knowledge of the Sellers there is no basis for such claim. To the knowledge of the Sellers, the use by each of the Companies of such patents, trademarks, trade names, copyrights, technology, know-how or processes in the ordinary course of business does not infringe on the rights of any person.

       4.21.  Suppliers and Customers.  Schedule 4.21 hereto sets forth the ten
(10) largest suppliers and ten (10) largest customers of the Companies, taken together, for the twelve (12) month period ending on the last calendar month end preceding the date hereof. The relationships of the Companies with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 4.21, no supplier or customer of material importance to any of the Companies has canceled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with any of the Companies or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use by any of the Companies or its usage or purchase of the services or products of any of the Companies except for normal cyclical changes related to customers' businesses. None of the Sellers has any knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with any of the Companies or to decrease materially or limit its services, supplies or materials to any of the Companies, or its usage or purchase of any of the services or products of any of the Companies, and to the knowledge of the Sellers, the communication of the transactions contemplated hereby will not adversely affect the relationship of the Buyer with any such supplier or customer.

       4.22. Accounts Receivable. All accounts and notes receivable reflected on the Interim Balance Sheet, and all accounts and notes receivable arising subsequent to the date of such Interim Balance Sheet, have arisen in the ordinary course of business, represent valid obligations owing to the Companies and have been collected or, to the knowledge of the Sellers, are collectible in the aggregate recorded amounts thereof in accordance with their terms, net of the reserve for uncollected accounts to be set forth on the June Balance Sheet.

       4.23. No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Interim Balance Sheet, (b) incurred in the ordinary course of business after the date of the Interim Balance Sheet and either discharged prior to Closing or, if incurred on or before the Calculation Date, reflected on the June Balance Sheet, or (c) described on any Schedule hereto, none of the Companies has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to the its contracts that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles or in the footnotes thereto.

       4.24. Taxes. BNY is, and at all times since its incorporation on May 27, 1993 has been, qualified as a corporation for which a valid election to be taxed under the provisions of Subchapter S, Chapter 1, Subtitle A of the Code has been filed and is in effect under such Subchapter S, and has, and has had, a corresponding election in effect under the laws of the State of New York for each taxable period during the period since its incorporation. Each of the Companies has duly filed with the appropriate government agencies all of the income, sales, use, employment and other tax returns and reports required to be filed by it. No waiver of any statute of limitations relating to taxes has been executed or given by any of the Companies. All taxes, assessments, fees and other governmental charges upon any of the Companies or upon any of their properties, assets, revenues, income and franchises which are owed by any of the Companies with respect to any periods have been paid, other than those currently payable without penalty or interest, accruals against which will be accurately reflected on the June Balance Sheet. Each of the Companies has withheld and paid all taxes required to be withheld or paid in connection with amounts paid or owing to any director, officer, employee, creditor, independent contractor or third party. No federal tax return of any of the Companies is currently under audit by the IRS (as defined in Section 12), and no other tax return of any of the Companies is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Sellers, threatening to assert against any of the Companies any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith or any adjustment that would have an adverse effect on any of the Companies.

       4.25.  Indebtedness.  Except for the Assumed Indebtedness described on
Schedule 4.25(a) hereto and the Discharged Indebtedness described on Schedule 4.25(b), none of the Companies has any Indebtedness outstanding at the date hereof. Except as disclosed on Schedule 4.25(c) hereto, none of the Companies is in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by any of the Companies or the operation of the business of any of the Companies. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of any of the Companies have been furnished to the Buyer.

       4.26. Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on Schedule 4.26 hereto, none of the Companies has any account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of any of the Companies to withdraw any money or other property from any bank, brokerage or other account of any of the Companies or to act under any power of attorney granted by any of the Companies at any time for any purpose. Schedule 4.26 also sets forth the names of all persons authorized to borrow money or sign notes on behalf of each of the Companies.

       4.27. Inventory. The inventory and supplies of the Companies are adequate for present needs, and are in usable and salable condition in the ordinary course of business, subject only to appropriate reserves for obsolescence to be reflected on the June Balance Sheet.

       4.28. Minute Books. Except as set forth on Schedule 4.28, the minute books of the Companies made available to the Buyer for inspection accurately record therein all actions taken by the Board of Directors and shareholders of each of the Companies.

       4.29. Broker. Except as set forth on Schedule 4.29, none of the Sellers has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

       4.30.  Warranty Claims; Product Liability.  Except as set forth on
Schedule 4.30 hereto, the Companies have no actual or alleged liability for death or injury to person or property as a result of any actual or alleged defect in any product sold or manufactured by any of the Companies on or prior to the Closing Date in any amount which is not either fully reserved for on the June Balance Sheet or fully covered by the Companies' insurance policies, and there are no contractual product warranty claims arising out of defects in any product shipped by any of the Companies on or prior to the Closing Date in amounts which are not either fully reserved for on the June Balance Sheet or fully covered by the Companies' insurance policies.

       4.31. Disclosure. No representation or warranty by any of the Sellers in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. To the knowledge of the Sellers, there is no fact which the Sellers have not disclosed to the Buyer in writing which materially adversely affects the business or condition (financial or other) of any of the Companies or the ability of the Sellers to perform this Agreement or any of the transactions contemplated hereby.

       5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to each of the Sellers as follows:

       5.1. Organization of Buyer; Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to execute and deliver this Agreement, and each of the other Transaction Documents to which it is a party and to carry out all of the actions required of it pursuant to the terms thereof.

       5.2. Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of this Agreement, and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement, and the other Transaction Documents to which it is a party has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

       5.3. Non-Contravention. The execution and delivery by the Buyer of this Agreement, and each of the other Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject, or (ii) to the knowledge of the Buyer, any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

       5.4. Governmental Consents. Except as set forth in Schedule 5.4 hereto, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Buyer of this Agreement, or any of the Transaction Documents to which it is a party or for the consummation by the Buyer of the transactions contemplated hereby or thereby.

       5.5. Broker. Except as set forth in Schedule 5.5 hereto, the Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

       6. CONDUCT OF BUSINESS BY THE COMPANIES PENDING CLOSING. Each of the Sellers jointly and severally covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

       6.1. Full Access. The Sellers shall cause the Companies to afford to the Buyer and its authorized representatives full access during normal business hours to all leased or owned properties, books, records, contracts and documents of the Companies and a full opportunity to make such reasonable investigations as they shall desire to make of the Companies, and the Sellers shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Companies as the Buyer may reasonably request. Without limiting the foregoing, the Sellers shall cause the Companies to co-operate with the Buyer's environmental consultants, Roux Associates, Inc., and to grant full access during normal business hours to all leased or owned properties of the Companies to Roux Associates, Inc. and its employees and consultants in connection with their review of the environmental matters referred to in Section 7.11 below and any further testing required to be conducted in connection with such review, provided that such access, review and testing does not unreasonably interfere with the business of the Companies.

       6.2. Carry on in Regular Course. The Sellers shall cause each of the Companies to maintain its personal property in good operating condition and repair (normal wear and tear excepted), and to make all necessary renewals, additions and replacements thereto, and to carry on its business diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation. No payments shall be made on any Indebtedness of the Companies, other than scheduled payments due in accordance with the terms thereof.

       6.3. No General Increases. The Sellers shall not permit any of the Companies to grant any general or uniform increase in the rates of pay of its employees, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees; and none of the Companies shall increase the compensation payable or to become payable to officers, key salaried employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents. Notwithstanding the foregoing, with effect from July 1, 1996, Saffan shall be compensated at a level consistent with, and shall receive no other compensation than as provided in, his Employment Agreement referred to in Section 7.8 below.

       6.4. No Dividends, Issuances, Repurchases, etc. The Sellers shall not permit any of the Companies to declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of its capital stock, or issue, purchase, redeem or acquire for value any shares of its capital stock.

       6.5. Contracts and Commitments. The Sellers shall not permit any of the Companies to enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with the business practices of such Company.

       6.6. Purchase and Sale of Capital Assets. The Sellers shall not permit the Companies to purchase or sell or otherwise dispose of any capital asset with a market value in excess of $5,000, or of capital assets of market value aggregating in excess of $20,000 without the prior written consent of the Buyer, and in no event shall the Companies purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business.

       6.7. Insurance. The Sellers shall cause each of the Companies to maintain with reputable insurance companies, funds or underwriters, adequate insurance (including without limitation the insurance described on Schedule 4.14) of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with prudent business practice.

       6.8. Preservation of Organization. The Sellers shall use commercially reasonable efforts to cause each of the Companies to preserve its business organization intact, to keep available to the Buyer the present key officers and employees of such Company and to preserve for the Buyer the present relationships of such Company's suppliers and customers and others having business relations with any of the Companies.

       6.9. No Default. The Sellers shall not permit the Companies to do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of any of the Companies.

       6.10. Compliance with Laws. The Sellers shall cause each of the Companies to comply in all material respects with all laws, regulations and orders applicable with respect to its business.

       6.11. Advice of Change. The Sellers will promptly advise the Buyer in writing of any material adverse change in the business, condition, operations, prospects or assets of any of the Companies.

       6.12. No Shopping. The Sellers shall not, and shall not permit any of the Companies to negotiate for, solicit or enter into any agreement with respect to the sale of the Stock or any substantial portion of the assets of any of the Companies or any merger or other business combination of any of the Companies, to or with any Person other than the Buyer or (pursuant to the Exchange Agreement) Atrium.

       6.13. Consents of Third Parties. The Sellers will employ commercially reasonable efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any material contract, commitment or obligation of any of the Companies, under which such transactions would constitute a default, would accelerate obligations of any of the Companies or would permit cancellation of any such contract.

       6.14. Satisfaction of Conditions Precedent. The Sellers will use commercially reasonable efforts to cause the satisfaction of the conditions precedent contained herein.

       7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

       7.1. Representations and Warranties True at Closing. The representations and warranties made by the Sellers in or pursuant to this Agreement or the other Transaction Documents to which it is a party shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

       7.2. Compliance with Agreement. The Sellers shall have performed and complied with all of their material obligations under this Agreement and the other Transaction Documents to be performed or complied with by them on or prior to the Closing Date.

       7.3. No Material Change. There shall not have been, or threatened to be, any material damage to or loss or destruction of any properties or assets owned or leased by any of the Companies (whether or not covered by insurance) or any material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of any of the Companies or imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the Companies.

       7.4. Sellers' Certificate. The Sellers shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by each of the Sellers, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying that the conditions in each of Section 7.1 and 7.2 have been satisfied.

       7.5. Opinions of Counsel. Hunton & Williams, counsel to the Sellers and the Companies, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, substantially in the form of Exhibit C hereto, and local Connecticut counsel to the Sellers and the Companies shall have delivered to the Buyer a written opinion reasonably acceptable to the Buyer, addressed to the Buyer and dated the Closing Date, substantially in the form of Exhibit D hereto.

       7.6. Approvals. All corporate and other approvals in connection with the transactions contemplated by this Agreement and the other Transaction Documents and the form and substance of all certificates and other documents delivered hereunder shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

       7.7. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement or the other Transaction Documents and no action, suit or proceeding shall be pending or threatened before any court or administrative body (a) in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or (b) in connection with any claim for damages in excess of $5,000 against any of the Companies (except for the matters disclosed on Schedule 4.10 hereto).

       7.8. Employment Agreements. Saffan and Schumacher shall each have executed and delivered to the Buyer the Employment Agreements, and each of the Employment Agreements shall be in full force and effect.

       7.9. Exchange Agreement. The Sellers, FCI Holding Corp. and each of the shareholders of FCI Holding Corp. shall have executed and delivered to Atrium the Exchange Agreement, and the "Exchange" as defined therein shall have been completed.

       7.10  Resignations of Directors and Officers.  Except as set forth on
Schedule 7.10 hereto, all of the directors and officers of the Companies shall have resigned their positions with the Companies on or prior to the Closing Date, and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as the Buyer shall have reasonably requested.

       7.11. Environmental Matters. All of the underground storage tanks located at 10 Parker Street, Clinton, Massachusetts, shall have been abandoned in place in accordance with all applicable Environmental Laws and with all necessary approvals in form and substance reasonably satisfactory to the Buyer, including the approval of the Clinton Fire Department, all at Sellers' expense. All of the underground storage tanks located at 305 Knowlton Street, Bridgeport, Connecticut (the "Bridgeport Tanks") shall have either been removed, or, in the case of the Bridgeport Tank located under the building at 305 Knowlton Street, shall have been abandoned in place in accordance with all applicable Environmental Laws and with all necessary approvals in form and substance reasonably satisfactory to the Buyer, and the Sellers shall have completed any clean-up required pursuant to applicable Environmental Laws of discharges (if any) from any of the Bridgeport Tanks, all at Sellers' expense, provided, however, that if the Sellers shall have notified the Buyer in writing prior to the Buyer's close of business on September 23, 1996 that the Sellers' good faith estimate of the costs of removal of, and clean-up associated with, the Bridgeport Tanks (all of such costs in the aggregate being referred to herein as the "Bridgeport Clean-Up Costs") exceeds $200,000, then the Sellers shall only be obligated to consummate the Closing hereunder if the Buyer shall first have agreed to limit the aggregate liability of the Sellers for the Bridgeport Clean-Up Costs to $200,000, which liability shall be joint and several among the Sellers and shall be paid promptly upon demand made by the Buyer upon the Sellers, and if not so paid shall be satisfied by the Sellers by set-off against the Deferred Payments which may from time to time be owed by the Buyer to the Sellers pursuant to Section 1.3 hereof (without limiting the Buyer's recourse against the Sellers for the amounts set forth in this Section 7.11 in the event no such Deferred Payments are owed hereunder).

       7.12. Title Insurance. The Buyer shall have received a title insurance policy on the Real Property on the Closing Date issued by a title insurer reasonably acceptable to, and in form reasonably acceptable to, the Buyer and naming the Companies as the insured.

       7.13. Seller's Closing Certificate; Pay-off Letters. The Sellers shall have delivered to the Buyer (a) a certificate of the President(s) and Treasurer(s) of the Companies dated as of the Closing Date (the "Sellers' Closing Certificate"), certifying the amounts of all Assumed Indebtedness and Discharged Indebtedness of the Companies outstanding as of the Closing Date, and the Pay-Off Amounts with respect to all such Discharged Indebtedness, and
(b) each of the pay-off letters with respect to the Discharged Indebtedness referred to in Section 2.2(d) hereof, all in form and substance satisfactory to the Buyer.

       7.14. Financing. The Buyer shall have obtained debt and equity financing on terms reasonably satisfactory to it, providing the Buyer with sufficient funds to pay the Initial Purchase Price and all fees and expenses of the Buyer arising in connection with the transactions contemplated by this Agreement and providing the Buyer with sufficient availability to finance its working capital needs following the Closing, and all conditions precedent to funding under such financing arrangements (other than the purchase and sale contemplated hereby) shall have been satisfied or waived.

       7.15. HSR Act. Any applicable waiting period under the HSR Act (as defined in Section 9) shall have expired or been terminated.

       7.16. Consents of Third Parties. The Sellers will have obtained the consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents by each party to any material contract, commitment or other obligation of any of the Companies under which such transactions would constitute a default, would accelerate obligations of any of the Companies or the Buyer or would permit cancellation of any such contract.

       7.17. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in all reasonable respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

       8. CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS. The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Sellers):

       8.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement and the other Transaction Documents to which it is a party shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

       8.2. Compliance with Agreement. The Buyer shall have performed and complied with all of its obligations under this Agreement and the other Transaction Documents that are to be performed or complied with by it at or prior to the Closing.

       8.3. Closing Certificate. The Buyer shall have delivered to each of the Sellers in writing, at and as of the Closing, a certificate duly executed by each of the President and Treasurer of the Buyer, in form and substance satisfactory to the Sellers and the Seller's counsel, to the effect that the conditions in each of Sections 8.1 and 8.2 have been satisfied.

       8.4. Opinion of Counsel. Adair, Morris & Osborn, P.C., counsel to the Buyer, shall have delivered to each of the Companies a written opinion, dated the Closing Date and addressed to each of the Companies and Sellers, substantially in the form of Exhibit E hereto.

       8.5. Employment Agreements. The Buyer shall have executed and delivered to each of Saffan and Schumacher his respective Employment Agreement.

       8.6. Exchange Agreement. FCI and each of the shareholders of FCI Holding Corp. shall have executed and delivered to Atrium the Exchange Agreement, and the "Exchange" as defined therein shall have been completed.

       8.7. HSR Act. Any applicable waiting period under the HSR Act (as defined in Section 9) shall have expired or been terminated.

       8.8. Environmental Matters. In the event that, prior to the Buyer's close of business on September 23, 1996, the Sellers shall have notified the Buyer in writing that their good faith estimate of the amount of the Bridgeport Clean-Up Costs exceeds $200,000, the Buyer shall have agreed to limit the liability of the Sellers for such Bridgeport Clean-Up Costs to $200,000, on the terms and conditions described in Section 7.11 above. For the avoidance of doubt, in the event that the Sellers shall have given the notification referred to in the preceding sentence, the Buyer's failure to agree to limit the Sellers' liability as set forth in the preceding sentence shall not extend the date upon which this Agreement becomes terminable under Section 14 hereof and the Exchange Agreement becomes terminable under Section 10 thereof.

       8.9. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all certificates and documents delivered to the Sellers in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in all reasonable respects to the Sellers and their counsel, and the Sellers shall have received the originals or certified or other copies of all such records and documents as the Sellers may reasonably request.

       9. HART-SCOTT-RODINO. Each of the Buyer and the Sellers agrees that it will prepare and file no later than three (3) business days after the date hereof any required notification and report form under the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act"), in connection with the transactions contemplated hereby.

       10. CONFIDENTIAL INFORMATION. Any and all information disclosed by the Buyer to any of the Sellers or by any of the Sellers to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Sellers or to the Buyer, as the case may be, shall remain confidential to each of the Sellers and the Buyer and their respective employees and agents until the Closing Date, except to the extent that the Buyer, in its reasonable judgment, must disclose any such information to its lenders in the syndicate for which The First National Bank of Boston acts as Agent in the process of procuring the loan or loans of funds for the purchase contemplated hereby. If the Closing does not take place for any reason, each of the Sellers and the Buyer agrees not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, Confidential Information (as defined in Section 11.2 below) of the Buyer or of the Companies, and anything else having an economic or pecuniary benefit to the Buyer or the Sellers, respectively.

       11.    NON-COMPETITION.

       11.1. Non-Competition. Each of the Sellers jointly and severally acknowledges that the covenants and agreements in this Section 11 are a condition precedent to the Buyer's obligations to purchase the Stock from the Sellers under this Agreement, and that the Buyer would not purchase the Stock but for the Sellers' agreements with the Buyer in this Section 11. Each of the Sellers and the Buyer acknowledges that from and after the Closing Date the Companies will sell products to customers located in markets throughout the world and that engagement by any of the Sellers in the Designated Industry (as hereinafter defined) otherwise than with the Buyer or any of its Affiliates (as defined below) anywhere in the Territory (as defined below) could cause the Buyer and its Affiliates (including the Companies) irreparable damage. For a period of five (5) years after the Closing Date (the "Restricted Period"), the Sellers will not (i) engage in the Designated Industry anywhere in the Territory, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization other than the Buyer or any of its Affiliates, (ii) divert to any competitor of the Buyer or of the Companies any customer of the Buyer or any of the Companies, nor (iii) solicit or encourage any officer, employee or consultant of the Buyer or any of the Companies to leave its employ for employment by or with any competitor of the Buyer or any of the Companies. The foregoing restriction shall not prevent any of the Sellers from owning five percent (5%) or less of the equity securities of any publicly traded company. For purposes of this Section 11.1, the term "Designated Industry" shall mean the business of manufacturing or distributing aluminum, wood or vinyl windows or doors; the term "Affiliate" of any Person shall mean any other Person controlling, controlled by or under common control with such Person; and the term "Territory" shall mean New England, New York, New Jersey and Pennsylvania. If at any time the provisions of this Section 11.1 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 11.1 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and each of the Sellers agrees that this Section 11.1 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

       11.2. Continuing Confidentiality Obligations. Each of the Sellers recognizes and acknowledges that certain of the assets of the Companies, including without limitation, information regarding customers, sales representatives, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special, and unique assets of the Companies. During the Restricted Period none of the Sellers shall, without the prior written consent of the Buyer, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as required by law, unless and until such Confidential Information becomes publicly known or available other than as a consequence of the breach by any of the Sellers of his or her confidentiality obligations hereunder.

       11.3. Remedies. Each of the Sellers acknowledges and agrees that the Buyer's remedy at law for a breach or threatened breach of any of the provisions of this Section 11 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by any of the Sellers of any of the provisions of this Section 11 it is agreed that, in addition to its remedies at law, the Buyer shall be entitled, without posting any bond, to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or any threatened breach, including any indication, verbal or otherwise, of any Seller's intention to breach, or of any Seller's impending breach of, any of the provisions of this Section 11.

       12. DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

       "Assumed Indebtedness": The Indebtedness of the Companies as set forth on Schedule 4.25(a) which will not be discharged by the Buyer in connection with the transactions described herein.

       "Cash": As of any date, the aggregate amount of the Companies' cash on hand or in bank accounts minus outstanding checks issued by the Companies, provided, however that any amount deducted herein shall not be treated as a liability of the Companies for purposes of determining Net Working Capital.

       "Consolidated EBIT": For any period, the consolidated earnings (or loss) from the operation of the Companies for such period, after all expenses and other proper charges but before payment of or provision for any income taxes or interest expense for such period, determined in accordance with generally accepted accounting principles, but excluding all expenses incurred by the Companies in transactions with Atrium and other Subsidiaries of Atrium, other than expenses directly attributable to the purchase of goods or services, other than management services, actually supplied to the Companies.

       "Discharged Indebtedness": The Indebtedness of the Companies as set forth in Schedule 4.25(b), which will be discharged by the Buyer's payment of the Pay-Off Amounts (as defined in Section 2.2(d) hereof) in respect thereof.

       "Indebtedness":  As applied to any Person (as defined in this Section
12), (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clause (a), (b), (c), (d), (e) or (f) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

       "IRS":  The United States Internal Revenue Service.

       "Net Working Capital": As at any date, the Cash, accounts receivable (less allowance for doubtful accounts), inventories, prepaid costs and employee loans included in other current assets of the Companies as of such date (but excluding any deferred taxes and other miscellaneous accounts) minus current liabilities (including all accrued liabilities, but excluding current maturities of Indebtedness) of the Companies as of such date, determined in accordance with generally accepted accounting principles.

       "Person": A corporation, an association, a partnership (general or limited), a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

       "state": Any state or commonwealth of the United States of America; the District of Columbia; the Commonwealth of Puerto Rico; and any other dependency, possession or territory of the United States of America.

       "Subsidiary": With respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

       "Transaction Documents": This Agreement, the Employment Agreements, the Buy-Sell Agreement, the Exchange Agreement, each of the "Transaction Documents", as defined in the Exchange Agreement, and any other documents executed and/or delivered in connection with the transactions described herein and therein.

       13.    INDEMNIFICATION.

       13.1. Indemnity by the Sellers. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 13.5 below and excluding liabilities in respect of the Bridgeport Clean-Up Costs (as defined in Section 7.11 above), as to which liabilities the terms and provisions of Sections 7.11 and 8.8 shall control, the Sellers jointly and severally agree to indemnify and hold the Buyer and each of the Companies (and their respective directors, officers, employees and affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel

(individually a "Loss", and collectively, the "Losses") related to or arising, directly or indirectly, out of:

              (i) any failure or any breach by the Sellers of any representation or warranty, covenant, obligation or undertaking made by any of the Sellers in this Agreement, any Schedule or Exhibit hereto, any other Transaction Document, or any other statement or certificate delivered pursuant hereto or thereto;

              (ii) any actual or alleged income, sales, use, employment, or other tax liability of the Companies in respect of any period through the Closing Date to the extent such liability is not adequately reflected or reserved against on the June Balance Sheet; and

              (iii) any matters arising out of (A) any of the exceptions to title insurance listed on Schedule 13.1(A) hereto with respect to the Real Property located at 10 Parker Street, Clinton, Massachusetts or on
       Schedule 13.1(B) hereto with respect to the Real Property located at 286-288 Knowlton Street, Bridgeport, Connecticut, (B) any other exceptions reasonably acceptable to the Buyer and the Sellers which may be added to any commitment for title insurance with respect to such properties issued on or prior to the Closing Date, and (C) any exceptions taken under any policy for title insurance issued pursuant to any such commitment after the Closing Date, except (in each case) for any Liens securing or arising from any of the Assumed Indebtedness or from any liability for taxes which has either been paid in full prior to the Closing Date or accrued for on the June Balance Sheet.

       13.2. Indemnity by the Buyer. The Buyer agrees to indemnify and hold the Sellers (and their respective directors, officers, employees and affiliates) harmless from and with respect to any and all Losses related to or arising from, directly or indirectly, any failure or any breach by the Buyer of any representation or warranty, covenant, obligation or undertaking made by the Buyer in this Agreement, any Schedule or Exhibit hereto, any other Transaction Documents or any other statement or certificate delivered pursuant hereto or thereto.

       13.3.  Claims.

       (a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party hereto (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 13 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

       (b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), other than any such Claim asserting any Losses related to or arising directly or indirectly out of any inaccuracies in any representation or warranty made by the Sellers in Section 4.24 or payable with respect to claims for indemnification made with respect to Section 13.1(ii) (collectively, "Tax Claims"), to the extent to which paragraph (c) below shall apply to such Tax Claims, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

       (c)    Tax Claims.   If such Claim is a Tax Claim, the Indemnified Party
shall have the authority to negotiate, compromise or settle such Tax Claim without the prior consent of the Indemnifying Party, provided that (i) all settlements made pursuant to this paragraph (c) do not exceed in the aggregate $500,000 and (ii) the Indemnifying Party shall have the right to participate in the defense of any such Tax Claim, at its own expense, and to receive prior notice of any such settlement. For the avoidance of doubt, the prior consent of the Indemnifying Party shall not be required for settlements by the Indemnified Party of Tax Claims so long as the aggregate amount payable by the Indemnifying Party pursuant to such settlements does not exceed $500,000, but if any such settlement results in the total amount payable by the Indemnifying Party pursuant to all settlements of Tax Claims exceeding $500,000 in the aggregate, then such settlement shall require the consent of the Indemnifying Party.

       13.4. Method and Manner of Paying Claims. In the event of any Claims under this Section 13, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated Claims, if within thirty (30) days the other party has not contested such Claim in writing, then, and subject to the limitations with respect to Claims set forth in Section 13.5 below, the other party will pay the full amount of such liquidated Claim within ten (10) days after the expiration of such thirty-day period. Any amount owed by any of the Sellers as an Indemnifying Party hereunder with respect to any Claim (other than Unlimited Claims and Cash Tax Claims, each as defined below) shall be paid in accordance with, and subject to the recourse limitations referred to in, Section 13.6 below. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate announced by The First National Bank of Boston from time to time as its "Base Rate" plus two percent (2%) from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

       13.5.  Limitations on Indemnification.

       (a) No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 13 exceeds $250,000, whereupon the Indemnified Party shall be entitled to be paid the excess of (i) the aggregate amount of all such Losses over (ii) $250,000, subject to the limitations on recovery and recourse set forth in Sections 13.5(b) and 13.6 below; provided, however, that (A) Cash Tax Claims (as defined in Section 13.6 below) shall not be subject to either the $250,000 deductible described above or to the limitations as to recovery and recourse referred to below, and (B) Losses related to or arising directly or indirectly out of any inaccuracies in any representation or warranty made by any of the Sellers in Section 4.5 or Section 4.29 (collectively, "Unlimited Claims") shall be indemnified in their entirety by such Seller or the Sellers, as applicable, and shall not be subject to either the $250,000 deductible described above or to the limitations as to recovery and recourse referred to below.

       (b) Subject to the first sentence of Section 13.6 and notwithstanding anything else to the contrary otherwise stated herein or in any other Transaction Document, the aggregate amount actually payable by either (i) the Buyer as an Indemnifying Party on the one hand or (ii) the Sellers as Indemnifying Parties on the other hand pursuant to this Section 13 and Section 11 of the Exchange Agreement, with respect to all Claims against such Indemnifying Party or Indemnifying Parties, as the case may be, other than Unlimited Claims (as to which no such limit shall apply), shall in no event exceed $5,000,000 (as such amount may be reduced from time to time pursuant to Section 3(d) of the Buy-Sell Agreement).

       (c) No Indemnifying Party shall be liable for any Losses pursuant to this Section 13 unless a written claim for indemnification in accordance with
Section 13.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto within eighteen (18) months after the Closing, except that this time limitation shall not apply to any Losses related to or arising directly or indirectly out of any Tax Claims or Unlimited Claims, as to which in each case the applicable statute of limitations shall apply.

       (d) No Indemnified Party may recover hereunder or under the Buy-Sell Agreement for any Loss as to which such Indemnified Party has already received or is simultaneously receiving indemnification pursuant to the Exchange Agreement.

       13.6. Buy-Sell Agreement; Limitation of Recourse Against Sellers. The parties hereto intend and agree that, notwithstanding anything to the contrary stated in any other paragraph of this Section

13, the Buyer's and the Companies' sole recourse against the Sellers for indemnification with respect to any Claims, other than Unlimited Claims and Cash Tax Claims (as defined below), shall be governed by, and subject to the terms and provisions of, the Buy-Sell Agreement. The provisions of this
Section 13.6 shall not apply in any event to (a) any Loss with respect to an Unlimited Claim, the full amount of which shall be indemnifiable and as to which recourse shall not be limited to the provisions of the Buy-Sell Agreement, and (b) Losses with respect to Tax Claims, to the extent (but only to the extent) that all such Losses aggregate $750,000 or less ("Cash Tax Claims"), all of which shall be fully indemnifiable without recourse being limited to the Buy-Sell Agreement.

       14. TERMINATION. This Agreement may be terminated by either the Buyer or the Sellers in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before September 30, 1996, other than as a consequence of (a) a failure to fulfill the conditions precedent to the effectiveness of this Agreement referred to in Sections 7.15 and 8.7 hereof, in which case the foregoing date shall be extended until the next business day following the expiration of any applicable waiting period under the HSR Act, provided that the foregoing date shall not be extended in any event after October 31, 1996, or (b) intentional breach or intentional default by the terminating party.

       15.  GENERAL.

       15.1. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Buyer, shall be deemed to have been relied on by the Buyer and shall survive the Closing, and the consummation of the transactions contemplated hereby. Each representation and warranty made by any of the Sellers or the Buyer in this Agreement shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to Section
13.5 hereof, except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to Section 13.

       15.2. Section 338(h)(10) Election. The Buyer and the Parent Stockholders hereby agree that the Buyer and BNY will join in making an election under Section 338(h)(10) of the Code (a "Section 338(h)(10) Election") with respect to the purchase and sale of the BNY Stock. The Buyer will be responsible for preparing and filing all documents and materials necessary in connection with making the Section 338(h)(10) Election, and each of the Parent Stockholders agrees to cooperate with the Buyer in connection therewith (including, without limitation, signing and returning to the Buyer any documents sent to such Parent Stockholder for his or her signature in connection therewith within ten (10) business days of his or her receipt of such documents). The parties agree that, for purposes of the Section 338(h)(10) Election, the fair market value of the assets of the Companies shall be as set forth in Schedule
15.2 hereto. The Buyer and the Parent Stockholders will file all tax returns on a basis consistent with the Section 338(h)(10) Election and the valuation of assets set forth in Schedule 15.2, and all taxes imposed on the deemed sale of assets resulting from the Section 338(h)(10) Election will be included in the tax returns of the Parent Stockholders, as applicable, and will be paid by the Parent Stockholders.

       15.3. Expenses. The Sellers shall pay all transfer and sales taxes payable in connection with the sale of the Stock. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses, provided that (a) the Sellers jointly and severally shall pay the brokerage fees of any broker referred to on Schedule
4.29 hereto, (b) the Buyer shall at Closing pay to the Sellers 50%, up to a maximum amount payable by the Buyer under this Section 15.3 and Section 12.2 of the Exchange Agreement of $30,000, of the fees and expenses of the Companies' Accountants incurred in preparation of the June Balance Sheet and any other financial statements, calculations and certifications referred to in Section 3 hereof, (c) the Buyer shall pay the fee required to be paid in connection with the filing of any notification and report form under the HSR Act, as referred to in Section 9 hereof and (d) the Companies shall pay professional fees and expenses, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, incurred in connection with the transactions contemplated hereby and accrued as liabilities of the Companies on the June Balance Sheet, up to a maximum amount of such fees and expenses of $150,000.00 (collectively, the "Accrued Transaction Expenses").

       15.4. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

       If to the Sellers, to:

              Mr. Howard S. Saffan
              Bishop Manufacturing Co., Inc.
              305 Knowlton Street
              Bridgeport, CT  06608
              Fax:   203-579-2493

       with a copy sent contemporaneously to:

              John R. Fallon, Jr., Esq.
              Hunton & Williams
              200 Park Avenue
              New York, NY 10166
              Fax:  212-309-1100

       If to the Buyer, to:

              Randall Fojtasek
              Fojtasek Companies, Inc.
              P.O. Box  226957
              Dallas, TX  75222
              Fax:   214-438-8117

       with copies sent contemporaneously to:

              T. Brook Parker
              Heritage Partners Inc.
              30 Rowes Wharf, Suite 300
              Boston, MA  02110
              Fax:  617-439-0689

       and to:

              Robert M. Wolf, Esq.
              Bingham, Dana & Gould LLP
              150 Federal Street
              Boston, MA  02110
              Fax:   617-951-8736

       Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

       15.5. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

       15.6. Governing Law. The validity and construction of this Agreement shall be governed and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of New York.

       15.7. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

       15.8. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 15.8 shall prevent the Buyer (a) from transferring or assigning this Agreement or its rights or obligations hereunder, with the prior written consent of the Sellers, which may be withheld for any reason, to another entity controlling, under the control of, or under common control with the Buyer, or (b) from assigning all or part of its rights or obligations hereunder, without the consent of the Sellers, by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve the Buyer of its obligation under this Agreement.

       15.9. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

       15.10. Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

       15.11. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Sellers and the Buyer and their respective shareholders, if any, any rights or remedies under or by reason of this Agreement.

       15.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       15.13. Satisfaction of Conditions Precedent. Each of the Sellers and the Buyer will use its best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 15.13 shall obligate either party hereto to waive any right or condition under this Agreement.

       15.14. Public Statements or Releases. Each of the parties hereto agrees that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 15.14 shall prevent either party from making such disclosures as such party may consider necessary to satisfy such party's legal or contractual obligations.

       15.15. Knowledge. Whenever the phrase "to the knowledge of the Sellers" or another similar qualification is used herein, the relevant knowledge shall refer to the actual knowledge of any of the Sellers.

       15.16. Seller Representative. By the execution and delivery of this Agreement, the Sellers hereby irrevocably constitute and appoint Howard S. Saffan as the true and lawful agent and attorney-in-fact (the "Seller Representative") of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to the transfer of the Stock owned by the Sellers to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of the Sellers in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

              (i) to act for the Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any Claim on behalf of the Sellers and to transact matters of litigation;

              (ii) to execute and deliver all ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

              (iii) to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price;

              (iv) to do or refrain from doing any further act or deed on behalf of the Sellers that the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present; and

              (v) to receive service of process in connection with any Claims under this Agreement.

       If Howard S. Saffan dies or otherwise becomes incapacitated and unable to serve as Seller Representative, Leslie Goldbloom shall serve as the new Seller Representative. The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein. All payments and notices made or delivered by the Buyer to the Seller Representative for the benefit of the Sellers shall discharge in full all liabilities and obligations of the Buyer to the Sellers with respect thereto. The Sellers hereby confirm all that the Seller Representative shall do or cause to be done by virtue of his appointment as the Seller Representative. The Seller Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers and consistent with the obligations under this Agreement, but the Seller Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by the performance of his duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his or her duties under this Agreement.

       IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.



                                           BUYER:


                                           FOJTASEK COMPANIES, INC.



                                           By: /s/ RANDALL S. FOJTASEK
                                              --------------------------------
                                           Title:


                                           SELLERS:


                                           /s/  HOWARD S. SAFFAN
                                           -----------------------------------
                                           Howard S. Saffan


                                           /s/  LESLIE GOLDBLOOM
                                           -----------------------------------
                                           Leslie Goldbloom


                                           /s/  KEVIN SCHUMACHER
                                           -----------------------------------
                                           Kevin Schumacher

                        INDEX OF EXHIBITS AND SCHEDULES

Exhibits
--------
Exhibit A-1   -      Form of Employment Agreement with Howard S. Saffan
Exhibit A-2   -      Form of Employment Agreement with Kevin Schumacher
Exhibit B     -      Form of Buy-Sell Agreement
Exhibit C     -      Form of Legal Opinion of Hunton & Williams
Exhibit D     -      Form of Legal Opinion of Sellers' Connecticut Counsel
Exhibit E     -      Form of Legal Opinion of Adair, Morris & Osborn, P.C.

Schedules
---------

1.            Sellers and Stock
3(a)(i)       June Financial Statements
3(a)(ii)      Calculation Date Net Working Capital
4.4           Capitalization
4.7           Governmental Consents (Sellers); Permits and Licenses
4.8           Year-End Financial Statements
4.9           Certain Changes
4.10          Litigation, Etc.
4.11          Conformity to Law
4.12(a)       Liens
4.12(b)       Capital Assets; Real Property
4.12(c)       Lease Descriptions; Addresses of Leased Property
4.13          Environmental Matters
4.14          Insurance
4.15          Contracts
4.16          Payroll Information
4.17          Employee Benefit Plans
4.18          Labor Relations
4.19          Potential Conflicts of Interest
4.20          Trademarks, Patents, etc.
4.21          Suppliers and Customers
4.25(a)       Assumed Indebtedness
4.25(b)       Discharged Indebtedness
4.25(c)       Defaults, etc.
4.26          Bank Accounts, etc.
4.29          Seller's Broker
4.30          Warranty Claims; Product Liability

5.4           Governmental Consents (Buyer)
5.5           Buyer's Broker
13.1(A)       Title Exceptions (Clinton, MA)
13.1(B)       Title Exceptions (Bridgeport, CT)
15.2          Allocation of Asset Values pursuant to Section 338(h)(10)
Election

                                August 22, 1996


VIA FAX AND FEDEX

Fojtasek Companies, Inc.
Atrium Corporation
c/o Heritage Partners, Inc.
30 Rowes Wharf - Suite 300
Boston, Massachusetts  02110

Attention:  T. Brook Parker

       Re:    Bishop - Fojtasek Transaction

Gentlemen:

       Reference is made to the Stock Purchase Agreement, and the Securities Exchange Agreement, each in respect to the above-entitled transaction. Capitalized terms not defined herein are as used in the Stock Purchase Agreement.

       By executing this letter in the space provided below, Buyer and Atrium acknowledge and agree that Sellers will be removing from the Companies the vehicles described on Exhibit A hereto, with title to each of the vehicles transferred to the name of each person noted on Exhibit A.

       Atrium and Buyer also acknowledge and agree that these vehicles were included as assets on the June 30, 1996 financial statements of the Companies and have been paid out of the Companies with the consent of Atrium and Buyer.

                                        Sincerely,


                                        John R. Fallon, Jr.

Acknowledged and Agreed to
this ___ day of August, 1996

FOJTASEK COMPANIES, INC.

By:
    ---------------------------------------
       Name:
             ------------------------------
       Title:
              -----------------------------

ATRIUM CORPORATION

By:
    ---------------------------------------
       Name:
             ------------------------------
       Title:
              -----------------------------

                                   EXHIBIT A


     VEHICLE           VEHICLE IDENTIFICATION NUMBER      NEW OWNER
     -------           -----------------------------      ---------
 1995 Porsche                WPOCA2990SS342918         Leslie Goldbloom

 1996 Jeep Cherokee          1J4EZ78Y5TC126866         Leslie Goldbloom

 1995 BMW 840                WBAEF632XSCC89796         Howard S. Saffan

 1993 Volvo 945 Wagon        YV1JW8707P3089401         Kevin Schumacher

                              September 9, 1996



VIA FAX AND FEDEX
Fojtasek Companies, Inc.
9001 Ambassador Row
Dallas, Texas  75247

Attention:  Randall S. Fojtasek

       Re:    Bishop - Fojtasek Transaction

Gentlemen:

       Reference is made to the Stock Purchase Agreement, dated as of August 22, 1996, by and among Buyer and Sellers, in respect to the above-entitled transaction. Capitalized terms not defined herein are as used in the Stock Purchase Agreement.

       By executing this letter in the space provided below, Buyer accepts and agrees with Sellers that for the purposes of Section 13.3(c) of the Stock Purchase Agreement, the term Tax Claim shall mean and be limited only to executive compensation matters.

       Please indicate your acceptance and agreement to the matters addressed in this letter by executing both originals of this letter and returning a signed original to the undersigned.

                                        Sincerely,



                                        John R. Fallon, Jr.

Accepted and Agreed to
this 9th day of September, 1996

FOJTASEK COMPANIES, INC.

By:
       ---------------------------
Name:  Randall S. Fojtasek
       ---------------------------
Title: President
       ---------------------------